                                                                    Exhibit 10.6

                            FIRST AMENDMENT TO LEASE


     THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made as of June 30, 2005, by and between TRANSWESTERN GREAT LAKES, L.P., a Delaware limited partnership ("Landlord"), and QUATRX PHARMACEUTICALS COMPANY, a Delaware corporation ("Tenant").

     WHEREAS, Landlord and Tenant are parties (by succession or assignment) to a written lease dated November 11, 2004 (the "Lease"), for the lease of approximately 5,968 rentable square feet commonly known as Suite 100 (the "Original Premises"), at 777 Eisenhower Plaza, 777 East Eisenhower Parkway, Ann Arbor, Michigan (the "Building"); and

     WHEREAS, Landlord and Tenant now desire to amend the Lease to expand the Original Premises, all on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenant and conditions hereinafter contained, Landlord and Tenant hereby agree as follows:

     1. Additional Premises. Landlord and Tenant have agreed that effective as of the Additional Premises Commencement Date (as defined in Exhibit B attached hereto), in addition to the Original Premises Tenant will lease approximately 3,774 rentable square feet on the first floor of the Building (the "Additional Premises") as shown on Exhibit A attached hereto. Therefore, as of the Additional Premises Commencement Date and with respect to periods thereafter, the term "Premises", as used in the Lease, shall mean the Original Premises together with the Additional Premises unless the context requires otherwise.

     2. Base Rent. In addition to the Base Rent for the Original Premises, effective as of the Additional Premises Commencement Date, Tenant shall pay the following amounts as Base Rent for the Additional Premises only for the balance of the current term of the Lease:

              Period                         Annual Base Rent               Monthly Base Rent
        Additional Premises
     Commencement Date -11/30/05               $ 41,212.08                     $ 3,434.34
        12/1/05 - 4/30/06                      $ 82,424.16                     $ 6,868.68
        5/1/06 - 4/30/07                       $ 84,311.16                     $ 7,025.93
        5/1/07 - 4/30/08                       $ 86,198.16                     $ 7,183.18
        5/1/08 - 4/30/09                       $ 88,085.16                     $ 7,340.43
        5/1/09 - 4/30/10                       $ 89,972.16                     $ 7,497.68
        5/1/10 - 4/30/11                       $ 91,859.16                     $ 7,654.93

     Therefore, as of the Additional Premises Commencement Date, the term "Base Rent" (as defined in Section 1(A) of the Lease) for the balance of the current term of the Lease shall mean the Base Rent for the Original Premises plus the Base Rent for the Additional Premises unless the context requires otherwise.

     3. Additional Rent Provisions. Effective as of the Additional Premises Commencement Date, the following definitions contained in the Lease are hereby amended to read as follows: (a) the term "Rentable Area in the Premises" shall mean 9,742 square feet; and (b) the term "Tenant's Pro Rata Share" shall mean Three and 46/100 percent (3.46%).

     4. Tenant Improvements. Landlord agrees to improve the Additional Premises in accordance with Exhibit B attached hereto.

     5. Signage. At Tenant's option, Landlord will install, at Landlord's expense, Building standard suite signage identifying Tenant.

     6. Superseded Provisions. Paragraphs 2 (Contingency), 3 (Termination Option), 4 (Right of First Offer), and 5 (Temporary Space) of Exhibit E to the Lease are hereby deleted and shall be of no further force or effect.

     7. Security Deposit / Letter of Credit. Within thirty (30) days after the date hereof, Tenant shall deliver to Landlord an amendment to the Letter of Credit increasing the amount of the Letter of Credit from $120,000 to $167,175.00. Paragraph 1.C. of Exhibit E to the Lease is hereby deleted and the following is hereby inserted in its place:

          "C. Provided that Tenant has not defaulted in the performance of any of its obligations under the Lease beyond any applicable notice or cure period, (i) at any time after April 30, 2006, Tenant may reduce the face amount of the Letter of Credit to $122,175.00, and (ii) Tenant shall not be required to maintain a Letter of Credit if on April 30, 2008, or anytime thereafter, the cash balance (as reported on Tenant's balance sheet and other financial statements, as certified by Tenant's authorized financial officer or accounting firm) equals or exceeds the difference between (a) Tenant's expenses in the immediately preceding eight calendar months, and
     (b) Tenant's revenues in the immediately preceding eight calendar months."

     8. Miscellaneous.


        a. This First Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

        b. Except as herein modified or amended, the provisions, conditions and terms of the Lease will remain unchanged and in full force and effect.

        c. Tenant represents and warrants to Landlord that Tenant has not dealt with or otherwise engaged any broker in connection with this First Amendment, except for Transwestern Commercial Services. Tenant shall reimburse Landlord for all losses, damages, claims, liens, liabilities, costs and expense (including without limitation reasonable attorney's fees) arising from any claims or demands of any other broker or brokers or finders engaged by (or claimed to have been engaged by) Tenant for any commission or other compensation alleged to be due such broker or brokers or finders in connection with its participating in the negotiation with Tenant of this First Amendment or in exhibiting the Additional Premises.

        d. In the case of any inconsistency between the provisions of the Lease and this First Amendment, the provision of this First Amendment will govern and control.

        e. Submission of this First Amendment by Landlord is not an offer to enter into this First Amendment but rather is a solicitation for such an offer by Tenant. Landlord will not be bound by this First Amendment until Landlord has executed and delivered the same to Tenant.

        f. The capitalized terms used in this First Amendment will have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this First Amendment.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

TENANT:                               LANDLORD:

QUATRX PHARMACEUTICALS                TRANSWESTERN GREAT LAKES,
COMPANY, a Delaware corporation       L.P., a Delaware limited partnership


By:  /s/ Gary Onn                     By: TRANSWESTERN GREAT LAKES GP,
   --------------------                   L.L.C., a Maryland limited liability
     Name:  Gary Onn                      company, its general partner
          -------------
     Title:  CFO
            ------------              By: TRANSWESTERN INVESTMENT
                                          COMPANY, L.L.C., its authorized
                                          agent

                                          By:  /s/ Scott A. Tausk
                                               ------------------------------
                                               Name:  Scott A. Tausk
                                                     ------------------------
                                               Title:  Managing Director
                                                     ------------------------


WITNESS/ATTEST                          WITNESS/ATTEST


By:  /s/ Jeffery M. Brinza              By:  /s/ Melissa A. Kral
   -----------------------------             ---------------------
     Name:  Jeffery M. Brinza                Name:  Melissa A. Kral
          -----------------------                  -----------------
     Title:  General Counsel                 Title:  Executive Associate
           ----------------------                   ---------------------

                                    EXHIBIT A
                           PLAN OF ADDITIONAL PREMISES

                                    EXHIBIT B
                                   WORK LETTER

                       (Landlord completes work - Turnkey)

1. This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the preparation of the Additional Premises for Tenant's occupancy. All improvements described in this Work Letter to be constructed in and upon the Additional Premises by Landlord are hereinafter referred to as "LANDLORD'S WORK" For purposes of this First Amendment, the Additional Premises Commencement Date shall be the date that (a) the Landlord's Work is substantially completed (as defined below), and (b) the City of Ann Arbor has issued a final or temporary certificate of occupancy permitting Tenant to occupy the Premises or has taken such other action as may be customary to permit occupancy or use thereof; provided however the issuance of the final or temporary certificate of occupancy or such other action as may be customary to permit occupancy or use thereof shall not be a condition to the Lease commencement or the payment of Rent if the failure to secure such certificate or action is caused by the act or neglect of or the matters required for issuance are the responsibility of Tenant.

2. Landlord shall perform improvements to the Additional Premises in accordance with (i) the space plan dated June 28, 2005, and prepared by Davis & Davis Interior or Design Co. (the "Architect"), (ii) any final plans and specifications for the Premises as reasonably approved by Tenant, and (iii) where not otherwise noted in the Plans, in accordance with Building standard finishes.

3. Space planning, architectural and any engineering (mechanical, electrical and plumbing) drawings that may be required for Landlord's Work shall be prepared at Landlord's sole cost and expense. The space planning, architectural and mechanical drawings are collectively referred to herein as the "PLANS".

4. Tenant shall deliver to Landlord any information reasonably requested by Landlord and shall deliver to Landlord Tenant's approval or disapproval of any preliminary or final layout, drawings, or plans within two (2) Business Days after written request. Any disapproval shall be in writing and shall set forth in reasonable detail the reasons for such disapproval. Tenant and Landlord's Architect shall devote such time in consultation with Landlord and Landlord's engineer as may be required to provide all information Landlord deems necessary in order to enable Landlord's Architect and engineer to complete, and obtain Tenant's written approval of the Plans for Landlord's Work. Neither the approval of the Plans nor the supervision of Landlord's Work by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency and propriety of the Plans or the quality of workmanship or compliance of Landlord's Work with applicable law.

5. Landlord shall enter into a direct contract for Landlord's Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and approve of any subcontractors used in connection with Landlord's Work.

6. If Tenant shall request any changes to Landlord's Work that are approved by Landlord ("CHANGE ORDERS"), Landlord shall have any necessary revisions to the Plans prepared at Tenant's sole cost and expense, and Tenant shall reimburse Landlord on demand' for the cost of preparing such revisions. Landlord shall notify Tenant in writing of Landlord's estimate of the cost of completing the work set forth in the Change Orders ("EXCESS COST"). Landlord reserves the right to require Tenant to pay to Landlord the amount of the estimated Excess Cost before continuing with Landlord's Work, and any delay in the completion of Landlord's Work due to a delay by Tenant in making such payment shall be deemed a Delay (as hereinafter defined). If Tenant fails to pay the amount so demanded by Landlord within two (2) Business Days after such demand, Landlord reserves the right to withdraw its approval of the applicable Change Order and to proceed with Landlord's Work without regard to any changes encompassed by such Change Order. Furthermore, if upon completion of Landlord's Work, Landlord determines that the Excess Cost in connection with Change Orders exceeds the amount of Excess Cost theretofore paid by Tenant to Landlord, Tenant shall, within two (2) Business Days after Landlord's demand, pay the balance of the Excess Cost to Landlord. Any delay in the completion of Landlord's Work caused by Change Orders shall be deemed a Delay.

7. Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause Landlord's Work to be constructed substantially in accordance with the approved Plans, so long as no default shall occur under the Lease. Landlord shall notify Tenant upon substantial completion of Landlord's Work. The phrase "SUBSTANTIAL COMPLETION" shall mean that Landlord's Work has been completed except for any details of construction, mechanical adjustment or any other matter, the noncompletion of which would not materially interfere with Tenant's use of the Additional Premises for the Permitted Use.



8. If Landlord shall be delayed in substantially completing Landlord's Work as a result of the occurrence of any of the following (a "DELAY"):

     (a) Tenant's failure to furnish information in accordance with this Work Letter or to respond to any request by Landlord for any approval or information within any time period prescribed, or if no time period is prescribed, then within two (2) Business Days of such request; or

     (b) Tenant's request for materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a Delay; or

     (c)  Changes in any plans and specifications requested by Tenant; or

     (d) The performance or nonperformance by a person or entity employed by on or behalf of Tenant in the completion of any work in the Additional Premises (all such work and such persons or entities being subject to prior approval of Landlord); or

     (e) Any request by Tenant that Landlord delay the completion of any component of Landlord's Work; or

     (f) Any breach or default by Tenant in the performance of Tenant's obligations under the Lease; or

     (g) Tenant's failure to pay any amounts as and when due under this Work Letter; or

     (h) Any delay resulting from Tenant's having taken possession of the Additional

          Premises for any reason prior to substantial completion of Landlord's Work; or

     (i) Any other delay chargeable to Tenant, its agents, employees or independent contractors;

     then, for purposes of determining the Additional Premises Commencement Date, the date of substantial completion shall be deemed to be the day that Landlord's Work would have been substantially completed absent any such Delay. Landlord's Work shall be deemed to be substantially completed on the date that Landlord's Work has been performed (or would have been performed absent any Delay), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant's use of the Additional Premises. Promptly after the determination of the Additional Premises Commencement Date, Landlord and Tenant shall enter into a letter agreement (the "COMMENCEMENT LETTER") on the form attached to the Lease as EXHIBIT C setting forth the Additional Premises Commencement Date and any other dates that are affected by the adjustment of the Additional Premises Commencement Date. The Commencement Letter shall identify any minor incomplete items of Landlord's Work as reasonably determined by Landlord's architect (the "PUNCHLIST ITEMS"), which Punchlist Items Landlord shall promptly remedy.

9. Landlord shall make a good faith effort to substantially complete the Landlord's Work not later than October 1, 2005. If Landlord fails to give possession of the Additional Premises by October 1, 2005 for any reason, Landlord shall not be subject to any liability whatsoever for such failure; provided however, that under such circumstances, Tenant's obligation to pay Rent for the Additional Premises only shall not commence until the Additional Premises Commencement Date. Tenant agrees to accept the suspension or abatement of Rent for the Additional Premises noted above in full settlement of any and all claims which Tenant might otherwise have due to such delay. No failure by Landlord to give possession on October 1, 2005 shall affect or impair the validity of the Lease, this First Amendment, or the obligations of Tenant. Landlord's obligation to complete Landlord's Work shall not require Landlord to incur overtime costs and expenses, except to the extent the same are reimbursed by Tenant to Landlord.

10. This Work Letter shall not be deemed applicable to any additional space added to the Additional Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Additional Premises or any additions to the Additional Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease. All capitalized terms used in this Work Letter but not defined herein shall have the same meanings ascribed to such terms in the Lease.

11. Tenant shall perform all work (other than Landlord's Work) in accordance with the terms of this Work Letter as required to put the Additional Premises in a condition to permit the conduct of Tenant's business therein and in accordance with the requirements of this Lease. When Landlord's Work has proceeded to the point where the work to be performed by Tenant and the installation of Tenant's trade fixtures, furniture and equipment in the Additional Premises (collectively "Tenant's Work") can, in the opinion of Landlord, be commenced in accordance with good construction practice, then Tenant shall have the right to occupy the Additional Premises for the purpose of performing Tenant's Work so far as its occupancy does not interfere with Landlord's Work or any work to be done in the Building by Landlord, subject to all the terms and conditions of the Lease and this First Amendment, except that the payment of Rent by Tenant for the Additional Premises shall not commence until the Additional Premises Commencement Date. Tenant acknowledges that entry onto the Additional Premises when the Landlord's Work is not substantially complete entails a risk of personal injury, death, or damage, destruction, loss or misappropriation of property. To the extent not expressly prohibited by law, Tenant hereby assumes all such risks for entry onto the Additional Premises, and agrees to defend and hold harmless Landlord (its agents, contractors, and employees) against all costs and expenses, including reasonable attorneys' fees in connection therewith, arising out of any personal injury, death, or damage, destruction, loss or misappropriation of property related to entry onto the Additional Premises by Tenant or its agents, employees, contractors, invitees or subtenants prior to such time as the Landlord's Work is substantially complete, except to the extent such costs or expenses arise out of the negligence or willful misconduct of Landlord, its employees, agents or representatives (it being expressly understood that for purposes of this Lease, Landlord's contractors, subcontractors and their employees shall not be considered employees, agents or representatives of Landlord). Tenant shall be solely responsible to determine at the site all dimensions of the Additional Premises and the Building which affect any work to be performed by Tenant hereunder. The installation of Tenant's furniture, fixtures, equipment and personal property into the Additional Premises shall be the sole responsibility of Tenant, and any costs associated therewith shall be borne by Tenant. Neither review nor approval by Landlord of any plans or specifications for Tenant's Work or any other work to be performed by Tenant shall constitute a representation or warranty by Landlord that any of such plans or specifications either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable laws, ordinances, codes and regulations.

                                    EXHIBIT C
                               COMMENCEMENT LETTER

_______________________, 2005

Tenant______________________
Address_____________________
____________________________

Re: Commencement Letter with respect to that certain First Amendment to Lease dated ______________, 2005, by and between Transwestern Great Lakes, L.P., as Landlord, and QUATRx Pharmaceuticals Company, as Tenant, for the addition of approximately 3,774 rentable square feet known at 777 Eisenhower Parkway, Ann Arbor, Michigan

Dear ________________:

In accordance with the terms and conditions of the above referenced First Amendment to Lease, Tenant hereby accepts possession of the Additional Premises and agrees as follows:

The Additional Premises Commencement Date is ____________________, 2005.

Landlord agrees to complete the work in the Additional Premises identified in the punchlist jointly prepared by Landlord and Tenant dated____________________________________________________________, 2005. Tenant
accepts possession of the Additional Premises subject to Landlord's obligation to complete the work identified on the punchlist.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three (3) copies of this Commencement Letter in the space provided and returning two (2) fully executed copies of the same to my attention.

Sincerely,

XXXXXXXXXX

Property Manager


Agreed and Accepted:

[Tenant]

By:__________________________________________
Name:________________________________________
Title:_______________________________________

                                       C-1